Exhibit 99.1

Investor Relations:
Jess Lubert
Juniper Networks
(408) 936-3734
jlubert@juniper.net

Media Relations:
Penny Still
Juniper Networks
+441372385692
pstill@juniper.net

JUNIPER NETWORKS REPORTS PRELIMINARY SECOND QUARTER 2024 FINANCIAL RESULTS

SUNNYVALE, Calif., July 25, 2024 - Juniper Networks (NYSE: JNPR), a leader in secure, AI-Native Networks, today reported preliminary financial results for the three months ended June 30, 2024.

Proposed Merger with Hewlett Packard Enterprise

As announced on January 9, 2024, Hewlett Packard Enterprise (“HPE”) plans to acquire Juniper Networks in an all-cash transaction for $40.00 per share, representing an equity value of approximately $14 billion. The transaction is currently expected to close in late calendar year 2024 or early calendar year 2025, subject to receipt of regulatory approvals, and satisfaction of other customary closing conditions.

Second Quarter 2024 Financial Performance
Net revenues were $1,189.6 million, a decrease of 17% year-over-year, and an increase of 4% sequentially.
GAAP operating margin was 3.8%, a decrease from 9.9% in the second quarter of 2023, and an increase from (1.2)% in the first quarter of 2024.
Non-GAAP operating margin was 10.9%, a decrease from 16.9% in the second quarter of 2023, and an increase from 10.6% in the first quarter of 2024.
GAAP net income was $34.1 million, an increase of 40% year-over-year, resulting in diluted net income per share of $0.10. GAAP net income increased to a profit compared to a loss in the first quarter of 2024.
Non-GAAP net income was $101.6 million, a decrease of 46% year-over-year, and an increase of 5% sequentially, resulting in non-GAAP diluted net income per share of $0.31.
The reconciliation between GAAP and non-GAAP financial measures is provided in a table immediately following the Preliminary Net Revenues by Geographic Region table below.

“We experienced better than expected demand during the June quarter, with orders growing double-digits sequentially and year-over-year,” said Juniper’s CEO, Rami Rahim. “We saw particularly robust orders from our cloud customers, many of which have digested prior purchases and are investing to support AI initiatives. We also experienced better than expected enterprise demand due to continued momentum in our Mist-led Campus & Branch business and strong demand for our Enterprise data center offerings.”

“Our Q2 financial results were largely in-line with our expectations at the beginning of the quarter,” said Juniper’s CFO, Ken Miller. “Our teams continue to execute well and we remain optimistic regarding our long-term financial prospects.”

Balance Sheet and Other Financial Results
Total cash, cash equivalents, and investments as of June 30, 2024 were $1,430.3 million, compared to $1,296.4 million as of June 30, 2023, and $1,534.9 million as of March 31, 2024.
Net cash flows used by operations for the second quarter of 2024 were $8.9 million, compared to net cash flows provided by operations of $343.0 million in the second quarter of 2023, and $325.0 million in the first quarter of 2024.
Days sales outstanding in accounts receivable was 66 days in the second quarter of 2024, compared to 57 days in the second quarter of 2023, and 64 days in the first quarter of 2024.
Capital expenditures were $23.4 million, and depreciation and amortization expense was $39.4 million during the second quarter of 2024.

Capital Return

Our Board of Directors has declared a cash dividend of $0.22 per share to be paid on September 23, 2024 to stockholders of record as of the close of business on September 2, 2024. We remain committed to paying our dividend; we have suspended our stock repurchase program in accordance with the terms of the merger agreement with HPE.

Second Quarter 2024 Financial Commentary Available Online
A CFO Commentary reviewing Juniper Networks’ preliminary second quarter 2024 financial results will be published on Juniper Networks’ website at http://investor.juniper.net.
In light of the proposed transaction with HPE, and as is customary during the pendency of an acquisition, Juniper Networks will not be providing financial guidance for 2024.

About Juniper Networks
Juniper Networks believes that connectivity is not the same as experiencing a great connection. Juniper's AI-Native Networking Platform is built from the ground up to leverage AI to deliver exceptional, highly secure and sustainable user experiences from the edge to the data center and cloud. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on X (Twitter), LinkedIn, and Facebook.

Investors and others should note that Juniper Networks announces material financial and operational information to its investors using its Investor Relations website, press releases, SEC filings and public conference calls and webcasts. Juniper Networks also intends to use the X (formerly Twitter) account @JuniperNetworks and Juniper Networks’ blogs as a means of disclosing information about Juniper Networks and for complying with its disclosure obligations under Regulation FD. The social media channels that Juniper Networks intends to use as a means of disclosing information described above may be updated from time to time as listed on Juniper Networks’ Investor Relations website.

Juniper Networks, the Juniper Networks logo, Juniper, Junos, and other trademarks are registered trademarks of Juniper Networks, Inc. and/or its affiliates in the United States and other countries. Other names may be trademarks of their respective owners.

Safe Harbor; Forward-Looking Statements
Statements in this release concerning Juniper Networks’ business, economic and market outlook, our expectations regarding our liquidity and capital return program; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the completion of the proposed transaction with HPE on anticipated terms and timing or at all, including obtaining regulatory approvals and other conditions to the completion of the transaction; the fact that if the proposed transaction is completed, Juniper stockholders will forego the opportunity to realize the potential long-term value of the successful execution of Juniper’s current strategy as an independent company, which will also be affected by the ability of HPE to integrate and implement its plans, forecasts and other expectations with respect to Juniper’s business after the completion of the proposed transaction and realize additional opportunities for growth and innovation; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; Juniper’s ability to implement its business strategies; potential significant transaction costs associated with the proposed transaction; the risks related to HPE’s financing of the proposed transaction; potential litigation or regulatory actions relating to the proposed transaction; the risk that disruptions from the proposed transaction will harm Juniper’s business, including current plans and operations, and risks related to diverting management’s attention from Juniper’s ongoing business operations and relationships; the ability of Juniper to retain and hire personnel; potential adverse business uncertainty resulting from the announcement, pendency or completion of the proposed transaction, including restrictions during the pendency of the proposed transaction that may impact Juniper’s ability to pursue certain business opportunities or strategic transactions; legal, regulatory, tax and economic developments affecting Juniper’s business; the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities or current or future pandemics or epidemics, as well as Juniper’s response to any of the aforementioned factors; general economic and political conditions globally or regionally, including the impact of a U.S. federal government shutdown or sovereign debt default and adverse changes in China-Taiwan relations and any impact due to armed conflicts (such as the continuing conflict between Russia and Ukraine and the Middle East conflicts, as well as governmental sanctions imposed in response); rising interest rates; inflationary pressures; monetary policy shifts; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity and security requirements of our customers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; continuing manufacturing and supply chain challenges and logistics costs, constraints, changes or disruptions; availability and pricing of key product components, such as semiconductors; delays in scheduled product availability; order cancellations; adoption of or changes to laws, regulations, standards or policies affecting our operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of new tax regulations, including the potential for corporate tax increases and changes to global tax laws; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs and changes thereto; currency exchange rates; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. We have not filed our Form 10-Q for the quarter ended June 30, 2024. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

Use of Non-GAAP Financial Information

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to Juniper Networks’ financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the "Discussion of Non-GAAP Financial Measures" section of this press release. The following tables and reconciliations can also be found on our Investor Relations website at http://investor.juniper.net.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenues:
Product	$681.2	$963.2	$1,333.1	$1,875.8
Service	508.4	466.9	1,005.4	926.1
Total net revenues	1,189.6	1,430.1	2,338.5	2,801.9
Cost of revenues:
Product	356.2	470.7	680.1	925.6
Service	144.9	146.3	289.0	292.0
Total cost of revenues	501.1	617.0	969.1	1,217.6
Gross margin	688.5	813.1	1,369.4	1,584.3
Operating expenses:
Research and development	274.6	282.0	571.2	566.8
Sales and marketing	297.4	308.3	602.8	611.5
General and administrative	60.8	65.2	121.5	133.2
Restructuring charges	1.6	16.5	5.7	16.0
Merger-related charges (1)	9.1	—	37.4	—
Total operating expenses	643.5	672.0	1,338.6	1,327.5
Operating income	45.0	141.1	30.8	256.8
Gain (loss) on privately-held investments, net	0.7	(92.2)	(13.6)	(92.0)
Other income (expense), net	1.3	(7.4)	3.4	(16.2)
Income before income taxes and loss from equity method investment	47.0	41.5	20.6	148.6
Income tax provision (benefit)	10.8	15.0	(16.9)	34.6
Loss from equity method investment, net of tax	2.1	2.1	4.2	4.2
Net income	$34.1	$24.4	$33.3	$109.8

Net income per share:
Basic	$0.10	$0.08	$0.10	$0.34
Diluted	$0.10	$0.07	$0.10	$0.34
Weighted-average shares used to compute net income per share:
Basic	325.1	319.3	323.8	320.8
Diluted	332.7	326.0	332.1	327.6
__________________
(1) Represents charges incurred directly in connection with the pending merger with HPE.

Juniper Networks, Inc.
Preliminary Net Revenues by Customer Solution
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Customer Solutions(*):
Wide Area Networking	$340.8	$474.6	$691.2	$949.1
Data Center	168.7	200.3	331.8	393.9
Campus and Branch	279.9	371.1	520.4	688.1
Hardware Maintenance and Professional Services	400.2	384.1	795.1	770.8
Total	$1,189.6	$1,430.1	$2,338.5	$2,801.9
__________________
(*) Effective as of the first quarter of 2024, our Customer Solution revenue categories include the following name changes, and historical revenue by customer solution was not impacted by the name change: 1) Automated WAN Solutions changed to Wide Area Networking, 2) Cloud-Ready Data Center changed to Data Center, and 3) AI-Driven Enterprise changed to Campus and Branch.

Juniper Networks, Inc.
Preliminary Net Revenues by Vertical
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cloud	$267.9	$311.0	$517.9	$575.9
Service Provider	367.1	473.6	749.0	1,023.5
Enterprise	554.6	645.5	1,071.6	1,202.5
Total	$1,189.6	$1,430.1	$2,338.5	$2,801.9

Juniper Networks, Inc.
Preliminary Net Revenues by Geographic Region
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Americas	$714.0	$848.6	$1,379.5	$1,647.1
Europe, Middle East, and Africa	296.4	354.6	607.5	724.5
Asia Pacific	179.2	226.9	351.5	430.3
Total	$1,189.6	$1,430.1	$2,338.5	$2,801.9

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

		Three Months Ended
		June 30, 2024	March 31, 2024	June 30, 2023
GAAP operating income (loss)		$45.0	$(14.2)	$141.1
GAAP operating margin		3.8%	(1.2)%	9.9%
Share-based compensation expense	C	61.3	79.9	62.0
Share-based payroll tax expense	C	0.7	3.1	0.5
Amortization of purchased intangible assets	A	10.7	17.1	17.2
Restructuring charges	B	1.6	4.1	16.5
Merger-related charges	B	9.1	28.3	—
Acquisition and integration-related benefits	A	—	(0.1)	—
Gain on non-qualified deferred compensation plan ("NQDC")	B	1.3	3.0	2.0
Others	B	—	0.1	2.8
Non-GAAP operating income		$129.7	$121.3	$242.1
Non-GAAP operating margin		10.9%	10.6%	16.9%

GAAP net income (loss)		$34.1	$(0.8)	$24.4
Share-based compensation expense	C	61.3	79.9	62.0
Share-based payroll tax expense	C	0.7	3.1	0.5
Amortization of purchased intangible assets	A	10.7	17.1	17.2
Restructuring charges	B	1.6	4.1	16.5
Merger-related charges	B	9.1	28.3	—
Acquisition and integration-related benefits	A	—	(0.1)	—
Loss (gain) on privately-held investments	B	(0.7)	14.3	92.2
Loss (gain) on equity investments	B	(3.5)	(0.4)	0.6
Loss from equity method investment	B	2.1	2.1	2.1
One-time tax benefit (1)	B	—	(19.0)	—
Income tax effect of non-GAAP exclusions	B	(13.8)	(32.1)	(29.3)
Others	B	—	0.1	2.8
Non-GAAP net income		$101.6	$96.6	$189.0

GAAP diluted net income (loss) per share		$0.10	$(0.00)	$0.07
Non-GAAP diluted net income per share	D	$0.31	$0.29	$0.58
Shares used in computing GAAP diluted net income (loss) per share		332.7	322.6	326.0
Shares used in computing Non-GAAP diluted net income per share		332.7	331.4	326.0
__________________
(1) Benefits related to one-time changes in the geographic mix of taxable earnings.

Discussion of Non-GAAP Financial Measures
Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations.
This press release, including the tables above, includes the following non-GAAP financial measures derived from our Preliminary Consolidated Statements of Operations: operating income; operating margin; net income; and diluted net income per share. These measures are not presented in accordance with, nor are they a substitute for GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Certain of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operation, we mean the ongoing revenue and expenses of the business, excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below.
The above tables and reconciliations can also be found on our Investor Relations website at http://investor.juniper.net.
Note A: Acquisition Related Charges. We exclude certain expense items resulting from acquisitions including amortization of purchased intangible assets associated with our acquisitions. The amortization of purchased intangible assets associated with acquisitions results in recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.
Note B: Other Items. We exclude certain other items that are the result of either unique, infrequent or unplanned events, including the following, when applicable: (i) strategic investment-related gain or loss, including gain or loss from our equity method investment and our privately-held investments; (ii) legal reserve and settlement charges or benefits; (iii) gain or loss on significant isolated events or transactions, including divestitures and the Russia-Ukraine conflict, which are directly related to the events, objectively quantifiable, and not expected to occur regularly in the future that are not indicative of our core operating results; (iv) merger-related charges, including professional services and financial advisory fees, in connection with the pending merger with HPE; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform; (vi) recognition of previously unrecognized tax benefits that are non-recurring in nature; and (vii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. Additionally, the non-GAAP results exclude the effects of NQDC-related investments. It is difficult to estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these transactions may limit the comparability of our on-going operations with prior and future periods.
In addition, we exclude restructuring benefits or charges as these result from events that arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. As such, we believe these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred or comparisons to past operating results. We also exclude gains or losses related to strategic investments as well as significant isolated events as they are directly related to an event that is distinct and does not reflect current ongoing business operations. In the case of legal reserves and settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Additionally, we exclude previously unrecognized tax benefits that are non-recurring in nature which are recorded in the period in which applicable statutes of limitation lapse or upon the completion of tax review cycles as the tax matter may relate to multiple or different periods. Further, certain items related to global tax reform may continue to impact the business and are generally unrelated to the current level of business activity. We believe these tax events limit the comparability with prior periods and that these expenses or benefits do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance with these amounts both included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.
Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. Due to the varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation and related payroll tax allows for more accurate comparisons of our operating results to our peer companies and is useful to investors to understand the impact of share-based compensation on our results of operations. Further, expense associated with granting share-based awards does not reflect any cash expenditures by the company as no cash is expended.

Note D: Non-GAAP Net Income Per Share Items. We provide diluted non-GAAP net income per share. The diluted non-GAAP net income per share includes additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$935.0	$1,068.1
Short-term investments	186.7	139.4
Accounts receivable, net of allowances	878.9	1,044.1
Inventory	926.1	952.4
Prepaid expenses and other current assets	517.6	591.5
Total current assets	3,444.3	3,795.5
Property and equipment, net	685.2	689.9
Operating lease assets	146.8	111.4
Long-term investments	308.6	116.8
Purchased intangible assets, net	63.8	91.8
Goodwill	3,734.4	3,734.4
Other long-term assets	1,045.2	978.7
Total assets	$9,428.3	$9,518.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$268.3	$295.1
Accrued compensation	263.9	292.2
Deferred revenue	1,147.9	1,130.0
Other accrued liabilities	363.5	386.7
Total current liabilities	2,043.6	2,104.0
Long-term debt	1,607.2	1,616.8
Long-term deferred revenue	940.5	894.9
Long-term income taxes payable	74.7	204.5
Long-term operating lease liabilities	119.7	82.9
Other long-term liabilities	140.6	122.7
Total liabilities	4,926.3	5,025.8
Total stockholders' equity	4,502.0	4,492.7
Total liabilities and stockholders' equity	$9,428.3	$9,518.5

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$33.3	$109.8
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	141.2	122.9
Depreciation, amortization, and accretion	82.2	98.5
Deferred income taxes (1)	(64.3)	(90.5)
Provision for inventory excess and obsolescence (1)	2.5	60.6
Operating lease assets expense	21.6	20.3
Loss on privately-held investments, net	13.6	92.0
Loss from equity method investment	4.2	4.2
Other	0.6	2.7
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	165.2	319.5
Inventory (1)	(6.5)	(364.2)
Prepaid expenses and other assets (1)	70.7	(9.5)
Accounts payable	(22.9)	22.0
Accrued compensation	(24.9)	(26.1)
Income taxes payable	(104.6)	83.9
Other accrued liabilities (1)	(60.1)	(12.9)
Deferred revenue	64.3	101.3
Net cash provided by operating activities	316.1	534.5
Cash flows from investing activities:
Purchases of property and equipment	(58.2)	(83.2)
Purchases of available-for-sale debt securities	(391.5)	(12.9)
Proceeds from sales of available-for-sale debt securities	22.6	23.9
Proceeds from maturities and redemptions of available-for-sale debt securities	108.9	128.8
Purchases of equity securities	(5.8)	(3.5)
Proceeds from sales of equity securities	4.5	7.8
Funding of loan receivable	—	(7.7)
Other	—	1.5
Net cash (used in) provided by investing activities	(319.5)	54.7
Cash flows from financing activities:
Repurchase and retirement of common stock	(14.6)	(271.3)
Proceeds from issuance of common stock	32.1	31.6
Payment of dividends	(142.9)	(140.5)
Payment of debt issuance costs	—	(1.3)
Other	1.4	—
Net cash used in financing activities	(124.0)	(381.5)
Effect of foreign currency exchange rates on cash, cash equivalents, and restricted cash	(6.0)	1.8
Net (decrease) increase in cash, cash equivalents, and restricted cash	(133.4)	209.5
Cash, cash equivalents, and restricted cash at beginning of period	1,084.3	897.7
Cash, cash equivalents, and restricted cash at end of period	$950.9	$1,107.2
__________________
(1) The prior period amounts have been reclassified to conform to the current period presentation.